EXHIBIT 99.1
Element Solutions Inc
Announces 2022 Fourth Quarter and Full Year Financial Results

•2022 net sales of $2.55 billion, an increase of 6% on a reported basis or 5% on an organic basis from 2021
•2022 GAAP diluted EPS of $0.75, compared to $0.82 in 2021
•2022 adjusted EPS of $1.41, compared to $1.38 in 2021, an increase of 2%
•2022 reported net income of $186 million, compared to $203 million in 2021
•2022 adjusted EBITDA of $527 million, an increase of 8% from last year on a constant currency basis
•2022 cash flows from operating activities of $296 million; 2022 free cash flows of $253 million
•Introduces 2023 full year financial guidance:
◦Adjusted EBITDA approximately flat on a constant currency basis
◦Adjusted EPS of $1.40 to $1.43
◦2023 expected free cash flow of approximately $275 million
Miami, Fla., February 21, 2023 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and twelve months ended December 31, 2022.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions delivered record revenue, adjusted EBITDA and adjusted earnings per share in 2022. We outperformed our core end markets and grew organically through a persistent focus on servicing customers, pro-active price actions and prudent cost management. Our people were resilient and long-term oriented in a year characterized by short-term disruptions from war to continued COVID lockdowns. Our results were impacted by a general economic softening, raw material inflation, foreign exchange volatility, and a steep decline in consumer electronics demand in the second half. Despite these headwinds, for the full year 2022, we delivered balanced organic growth of 5% in both our business segments. We grew adjusted EBITDA by 8% on a constant currency basis. The hallmark stability of our margin and cash flows was evident once again. While we moderated discretionary spend to preserve profits, we continued to invest in our businesses through bolt-on acquisitions and capital projects. We also returned approximately $230 million to shareholders through dividends and the repurchase of 8 million shares at prices below our view of the intrinsic value of our Company.”
Mr. Gliklich continued, “High-end electronics demand decelerated in the second half of 2022, coinciding with lockdowns and policy shifts that drove a significant slowdown in industrial activity in China. At the same time, after two years of weakness it appears automotive end markets are slowly normalizing and our supply chain channel is clearing. We expect these dynamics to continue in the first half of 2023 and have cautious optimism - but limited visibility - into a more robust recovery in electronics demand in the second half. As a result, we expect 2023 to be more weighted to the second half than a typical year. We expect first quarter adjusted EBITDA growth of 1% to 3% sequentially, reflecting a continuation of late 2022 trends. Despite a slower run rate entering the year, we expect adjusted EBITDA to be roughly flat on a constant currency basis for the full year. While we remain excited about the long-term growth trajectory of our business, we will not lose focus on nimbly navigating these uncertain short-term dynamics through disciplined cost management and process improvement. We continue to take actions designed to protect profits, generate free cash flow to reinvest behind our businesses and keep our company well positioned to capitalize on the compelling long term growth trends propelling our markets forward.”
Fourth Quarter 2022 Highlights (compared with fourth quarter 2021):
•Net sales on a reported basis for the fourth quarter of 2022 were $574 million, a decrease of 11% over the fourth quarter of 2021. Organic net sales increased 3%.
◦Electronics: Net sales decreased 18% to $338 million. Organic net sales remained approximately flat.
◦Industrial & Specialty: Net sales remained approximately flat at $236 million. Organic net sales increased 7%.

•Fourth quarter of 2022 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.05, as compared to $0.02 for the same period last year.
◦Adjusted EPS was $0.29, as compared to $0.32 for the same period last year.
•Reported net income for the fourth quarter of 2022 was $13 million, as compared to $6 million for the fourth quarter of 2021.
•Adjusted EBITDA for the fourth quarter of 2022 was $108 million, a decrease of 13%. On a constant currency basis, adjusted EBITDA decreased 2%.
◦Electronics: Adjusted EBITDA was $68 million, a decrease of 19%. On a constant currency basis, adjusted EBITDA decreased 11%.
◦Industrial & Specialty: Adjusted EBITDA was $40 million, a decrease of 1%. On a constant currency basis, adjusted EBITDA increased 16%.
◦Adjusted EBITDA margin decreased by 50 basis points to 18.8%. On a constant currency basis, adjusted EBITDA margin increased by 20 basis points.
Full Year 2022 Highlights (compared with full year 2021):
•Net sales on a reported basis for the full year 2022 were $2.55 billion, an increase of 6% over the prior full year period. Organic net sales increased 5%.
◦Electronics: Net sales increased 1% to $1.60 billion. Organic net sales increased 5%.
◦Industrial & Specialty: Net sales increased 16% to $945 million. Organic net sales increased 5%.
•Full year 2022 EPS performance:
◦GAAP diluted EPS was $0.75, as compared to $0.82 for the same period last year.
◦Adjusted EPS was $1.41, as compared to $1.38 in 2021.
•Reported net income for the full year 2022 was $186 million, as compared to $203 million for 2021.
•Adjusted EBITDA for the full year 2022 was $527 million, or a $2 million increase as compared to 2021. On a constant currency basis, adjusted EBITDA increased 8%.
◦Electronics: Adjusted EBITDA was $362 million, a decrease of 3%. On a constant currency basis, adjusted EBITDA increased 3%.
◦Industrial & Specialty: Adjusted EBITDA was $165 million, an increase of 8%. On a constant currency basis, adjusted EBITDA increased 21%.
◦Adjusted EBITDA margin decreased by 120 basis points to 20.7%. On a constant currency basis, adjusted EBITDA margin decreased by 110 basis points.
•Net debt to adjusted EBITDA ratio of 3.1x on a trailing twelve month basis.

2023 Guidance

For the full year 2023, the Company expects adjusted EBITDA to be approximately flat compared to full year 2022 on a constant currency basis. The Company's guidance range of $510 million to $530 million implies between a 2% decline and 2% increase in adjusted EBITDA on a constant currency basis, based on mid-February exchange rates. For 2023, the Company expects adjusted EPS in the range of $1.40 to $1.43 and free cash flow of approximately $275 million. In addition, the Company expects first quarter 2023 adjusted EBITDA to grow 1% to 3% relative to the fourth quarter of 2022 and adjusted EBITDA for the full year 2023 to be weighted significantly towards the second half of the year.
Recent Developments
Stock Repurchase Program - During the year ended December 31, 2022, the Company repurchased 8.0 million shares of its common stock for approximately $151 million. The remaining authorization under its stock repurchase program was approximately $581 million at December 31, 2022.
Cash Dividends - On February 13, 2023, the Board of Directors of the Company declared a cash dividend of $0.08 per outstanding share of its common stock. The dividend is expected to be paid on March 15, 2023 to stockholders of record at the close of business on March 1, 2023. For the full year 2022, the Company paid cash dividends of $78.4 million.

Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2022 fourth quarter and full year financial results at 8:30 a.m. (Eastern Time) on Wednesday, February 22, 2023. Participants on the call will include President and Chief Executive Officer Benjamin Gliklich, Chief Financial Officer Carey J. Dorman, and Executive Chairman Sir Martin E. Franklin.

To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding margin and cash flow stability; spend management; market and economic trends, including in electronics and automotive end markets; supply chain clearing; expectations with respect to continuing dynamics in the first half of 2023; recovery in the second half of 2023 with adjusted EBITDA to be more weighted towards this second half; long-term growth trajectory; navigating uncertain dynamics through cost management and process improvement; growth trends propelling markets forward and market positions to capitalize on these trends; actions to protect profits and generate free cash flow; reinvestments in the Company's businesses; first quarter 2023 guidance for adjusted EBITDA growth relative to the fourth quarter of 2022, and full year 2023 guidance for constant currency adjusted EBITDA and adjusted EBITDA growth, adjusted EPS and free cash flow. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and scope of the COVID-19 pandemic; the efficacy, availability and/or public acceptance of vaccines and treatments targeting COVID-19 and/or its variants; governments', businesses', and individuals' actions in response to the pandemic; the general impact of the pandemic and the invasion of Ukraine by Russia on economic activity, including financial market instability and disruption of global supply chains, and on the Company's customers, employees, suppliers, vendors and other stakeholders; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2022	2021	2022	2021
Net sales	$573.8	$646.9	$2,549.4	$2,399.8
Cost of sales	355.8	410.1	1,596.7	1,439.0
Gross profit	218.0	236.8	952.7	960.8
Operating expenses:
Selling, technical, general and administrative	147.3	163.4	578.6	611.2
Research and development	10.6	12.9	48.8	49.7
Total operating expenses	157.9	176.3	627.4	660.9
Operating profit	60.1	60.5	325.3	299.9
Other (expense) income:
Interest expense, net	(11.6)	(14.6)	(51.2)	(54.2)
Foreign exchange (loss) gain	(7.9)	(6.4)	(5.0)	15.8
Other (expense) income, net	(2.3)	(1.6)	2.9	(9.8)
Total other expense	(21.8)	(22.6)	(53.3)	(48.2)
Income before income taxes and non-controlling interests	38.3	37.9	272.0	251.7
Income tax expense	(25.4)	(31.8)	(85.8)	(48.3)
Net income from continuing operations	12.9	6.1	186.2	203.4
(Loss) income from discontinued operations, net of tax	—	(1.7)	1.8	0.3
Net income	12.9	4.4	188.0	203.7
Net income attributable to non-controlling interests	(0.2)	(0.5)	(0.8)	(0.4)
Net income attributable to common stockholders	$12.7	$3.9	$187.2	$203.3

Earnings (loss) per share
Basic from continuing operations	$0.05	$0.02	$0.75	$0.82
Basic from discontinued operations	—	(0.01)	0.01	—
Basic attributable to common stockholders	$0.05	$0.01	$0.76	$0.82

Diluted from continuing operations	$0.05	$0.02	$0.75	$0.82
Diluted from discontinued operations	—	(0.01)	0.01	—
Diluted attributable to common stockholders	$0.05	$0.01	$0.76	$0.82

Weighted average common shares outstanding
Basic	241.2	247.3	245.1	247.4
Diluted	241.6	247.8	245.8	247.9

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2022	2021
Assets
Cash & cash equivalents	$265.6	$330.1
Accounts receivable, net of allowance for doubtful accounts of $14.4 and $12.2 at December 31, 2022 and 2021, respectively	455.8	492.2
Inventories	290.7	274.4
Prepaid expenses	38.5	29.4
Other current assets	138.1	88.4
Total current assets	1,188.7	1,214.5
Property, plant and equipment, net	277.2	278.1
Goodwill	2,412.8	2,526.3
Intangible assets, net	805.5	956.7
Deferred income tax assets	51.5	81.5
Other assets	168.0	81.3
Total assets	$4,903.7	$5,138.4
Liabilities and stockholders' equity
Accounts payable	$132.2	$138.4
Current installments of long-term debt	11.5	12.7
Accrued expenses and other current liabilities	200.7	264.1
Total current liabilities	344.4	415.2
Debt	1,883.8	1,894.2
Pension and post-retirement benefits	36.7	36.1
Deferred income tax liabilities	121.2	140.0
Other liabilities	168.5	152.1
Total liabilities	2,554.6	2,637.6
Stockholders' equity
Common stock, 400.0 shares authorized (2022: 265.1 shares issued; 2021: 261.9 shares issued)	2.7	2.6
Additional paid-in capital	4,185.9	4,166.6
Treasury stock (2022: 24.3 shares; 2021: 15.2 shares)	(334.2)	(159.2)
Accumulated deficit	(1,223.8)	(1,331.9)
Accumulated other comprehensive loss	(298.1)	(197.4)
Total stockholders' equity	2,332.5	2,480.7
Non-controlling interests	16.6	20.1
Total equity	2,349.1	2,500.8
Total liabilities and stockholders' equity	$4,903.7	$5,138.4

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2022					2021
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income	$56.4	$65.4	$53.3	$12.9	$188.0	$203.7
Net income from discontinued operations, net of tax	—	1.8	—	—	1.8	0.3
Net income from continuing operations	56.4	63.6	53.3	12.9	186.2	203.4
Reconciliation of net income from continuing operations to net cash flows (used in) provided by operating activities:
Depreciation and amortization	41.6	40.6	39.8	39.3	161.3	163.9
Deferred income taxes	2.5	5.4	(4.0)	11.2	15.1	(46.7)
Foreign exchange (gain) loss	(0.1)	0.2	(1.1)	4.4	3.4	(6.9)
Incentive stock compensation	5.2	3.6	4.0	4.9	17.7	40.1
Other, net	4.3	3.4	3.0	0.7	11.4	18.0
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(49.6)	(10.2)	36.5	29.7	6.4	(48.7)
Inventories	(47.5)	(28.4)	12.8	31.9	(31.2)	(46.5)
Accounts payable	41.2	2.0	(11.1)	(32.2)	(0.1)	16.8
Accrued expenses	(49.6)	6.4	(4.7)	14.9	(33.0)	42.6
Prepaid expenses and other current assets	(10.5)	(4.8)	(6.7)	(4.6)	(26.6)	(25.1)
Other assets and liabilities	0.5	(7.5)	4.9	(12.6)	(14.7)	15.1
Net cash flows (used in) provided by operating activities	(5.6)	74.3	126.7	100.5	295.9	326.0
Cash flows from investing activities:
Capital expenditures	(9.5)	(12.2)	(11.1)	(15.0)	(47.8)	(46.3)
Proceeds from disposal of property, plant and equipment	—	3.4	—	1.4	4.8	—
Acquisitions of businesses, net of cash acquired	(22.6)	—	—	—	(22.6)	(536.5)
Other, net	(5.0)	(0.1)	(4.8)	0.3	(9.6)	13.9
Net cash flows used in investing activities	(37.1)	(8.9)	(15.9)	(13.3)	(75.2)	(568.9)
Cash flows from financing activities:
Debt proceeds, net of discount	—	—	—	—	—	398.0
Repayments of borrowings	(3.1)	(3.2)	(5.6)	(4.5)	(16.4)	(10.0)
Repurchases of common stock	(18.3)	(41.4)	(53.8)	(37.5)	(151.0)	(19.6)
Dividends	(19.9)	(19.7)	(19.6)	(19.2)	(78.4)	(61.9)
Payment of financing fees	—	—	—	(1.9)	(1.9)	(5.1)
Other, net	(25.8)	2.0	(3.2)	(0.9)	(27.9)	(11.4)
Net cash flows (used in) provided by financing activities	(67.1)	(62.3)	(82.2)	(64.0)	(275.6)	290.0
Net cash flows provided by (used in) operating activities of discontinued operations	—	1.8	—	—	1.8	(3.5)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(8.1)	(10.2)	8.4	(11.4)	(5.4)
Net (decrease) increase in cash and cash equivalents	(111.3)	(3.2)	18.4	31.6	(64.5)	38.2
Cash and cash equivalents at beginning of period	330.1	218.8	215.6	234.0	330.1	291.9
Cash and cash equivalents at end of period	$218.8	$215.6	$234.0	$265.6	$265.6	$330.1
Supplemental disclosure information of continuing operations:
Cash paid for interest	$20.5	$4.0	$19.2	$3.2	$46.9	$50.6
Cash paid for income taxes	$10.6	$21.0	$14.0	$20.9	$66.5	$71.2

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SEGMENT RESULTS (1)
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2022	2021	Reported	Constant Currency	Organic	2022	2021	Reported	Constant Currency	Organic
Net sales
Electronics	$337.6	$409.6	(18)%	(11)%	0%	$1,604.1	$1,582.5	1%	7%	5%
Industrial & Specialty	236.2	237.3	0%	10%	7%	945.3	817.3	16%	26%	5%
Total	$573.8	$646.9	(11)%	(3)%	3%	$2,549.4	$2,399.8	6%	13%	5%

Adjusted EBITDA
Electronics	$68.3	$84.9	(19)%	(11)%		$362.1	$372.0	(3)%	3%
Industrial & Specialty	39.6	39.7	(1)%	16%		164.5	152.8	8%	21%
Total	$107.9	$124.6	(13)%	(2)%		$526.6	$524.8	0%	8%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
	2022	2021	Change	2022	Change	2022	2021	Change	2022	Change
Adjusted EBITDA Margin
Electronics	20.3%	20.7%	(40)bps	20.7%	0bps	22.6%	23.5%	(90)bps	22.6%	(90)bps
Industrial & Specialty	16.7%	16.8%	(10)bps	17.8%	100bps	17.4%	18.7%	(130)bps	17.8%	(90)bps
Total	18.8%	19.3%	(50)bps	19.5%	20bps	20.7%	21.9%	(120)bps	20.8%	(110)bps
(1) In the second quarter of 2022, the Company transferred its Films business from its Industrial business in the Industrial & Specialty segment to its Circuitry business in the Electronics segment. Historical information has been reclassified to include the Films business in the Electronics segment for all periods presented.

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2022
Instrument
Term Loans	(1)	1/31/2026	SOFR plus 2.00%	$1,114.0
Total First Lien Debt				1,114.0
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,914.0
Cash Balance				265.6
Net Debt				$1,648.4
Adjusted Shares Outstanding	(2)			243.1
Market Capitalization	(3)			$4,422.0
Total Capitalization				$6,070.4
(1) Element Solutions swapped its floating term loan rate to a fixed rate for its initial $750 million term loans through January 2024 and its incremental $400 million add-on term loans through January 2025, which could vary in the future due to changes in the euro and the U.S. dollar exchange rate. At December 31, 2022, approximately 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at December 31, 2022 and 2021" following the footnotes under "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $18.19 at December 30, 2022.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2022	2021	2022	2021
Interest expense	$12.7	$14.8	$53.8	$55.2
Interest paid	3.2	5.4	46.9	50.6
Income tax expense	25.4	31.8	85.8	48.3
Income taxes paid	20.9	20.1	66.5	71.2
Capital expenditures	15.0	18.6	47.8	46.3
Proceeds from disposal of property, plant and equipment	1.4	—	4.8	—

IV. SUPPLEMENTAL SEGMENT INFORMATION
	2022				2021
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales
Electronics	$439.9	$438.9	$387.7	$337.6	$366.4	$394.9	$411.6	$409.6
Industrial & Specialty	240.3	238.0	230.8	236.2	183.7	191.7	204.6	237.3
Total	$680.2	$676.9	$618.5	$573.8	$550.1	$586.6	$616.2	$646.9

Adjusted EBITDA
Electronics	$101.1	$101.5	$91.2	$68.3	$97.5	$93.7	$95.9	$84.9
Industrial & Specialty	43.7	38.9	42.3	39.6	40.3	38.1	34.7	39.7
Total	$144.8	$140.4	$133.5	$107.9	$137.8	$131.8	$130.6	$124.6

Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, first quarter 2023 guidance for adjusted EBITDA growth relative to the fourth quarter of 2022, and full year 2023 guidance for constant currency adjusted EBITDA and adjusted EBITDA growth, adjusted EPS and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides first quarter 2023 guidance for adjusted EBITDA growth, and full year 2023 guidance for constant currency adjusted EBITDA and adjusted EBITDA growth, adjusted EPS and free cash flow on a non-GAAP basis. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2022:

	Three Months Ended December 31, 2022
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(18)%	7%	(11)%	11%	—%	0%
Industrial & Specialty	0%	10%	10%	—%	(2)%	7%
Total	(11)%	8%	(3)%	7%	(1)%	3%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2022
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	1%	5%	7%	(1)%	(1)%	5%
Industrial & Specialty	16%	11%	26%	—%	(22)%	5%
Total	6%	7%	13%	0%	(8)%	5%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2022, Electronics' consolidated results were negatively impacted by $45.0 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $5.4 million of acquisitions.
For the twelve months ended December 31, 2022, Electronics' consolidated results were positively impacted by $9.7 million of pass-through metals pricing and $13.5 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $175.9 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% for the three and twelve months ended December 31, 2022 and 2021, respectively, as described in footnote (8) under the reconciliation table below.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2022	2021	2022	2021
Net income attributable to common stockholders		$12.7	$3.9	$187.2	$203.3
Net (loss) income from discontinued operations attributable to common stockholders		—	(1.7)	1.8	0.3
Net income from continuing operations attributable to common stockholders		12.7	5.6	185.4	203.0
Reversal of amortization expense	(1)	29.2	32.2	119.7	124.2
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.5	0.6	2.2	3.0
Inventory step-up	(1)	—	6.4	0.5	12.9
Restructuring expense	(2)	3.4	6.5	9.5	11.7
Acquisition and integration expense	(3)	4.4	3.9	10.6	14.2
Foreign exchange loss (gain) on internal debt	(4)	4.6	6.2	7.8	(16.6)
Adjustment of stock compensation previously not probable	(5)	—	2.7	1.3	23.9
Unrealized loss (gain) on metals derivative contracts	(6)	3.3	2.2	1.3	(0.1)
Other, net	(7)	3.0	1.0	11.1	9.0
Tax effect of pre-tax non-GAAP adjustments	(8)	(9.7)	(12.3)	(32.8)	(36.4)
Adjustment to estimated effective tax rate	(8)	17.8	24.2	31.4	(2.1)
Adjusted net income attributable to common stockholders		$69.2	$79.2	$348.0	$346.7

Adjusted earnings per share	(9)	$0.29	$0.32	$1.41	$1.38

Adjusted common shares outstanding	(9)	243.1	251.3	246.7	251.4
(1)    The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The 2022 adjustments primarily relate to costs associated with the integration of Coventya Holding S.A.S ("Coventya") and H.K. Wentworth Limited ("HKW") and their respective subsidiaries. The 2021 adjustments primarily relate to costs associated with the acquisitions of Coventya and H.KW and their respective subsidiaries partially offset by a gain of $3.9 million on the sale of a dormant facility in New Jersey during the first quarter of 2021 which was included in our Electronics business segment. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a more meaningful comparison of its performance between periods.
(6)    The Company adjusts for unrealized gains/losses on metals derivative contracts to provide a meaningful comparison of its performance between periods.
(7)    The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8)    The Company adjusts its effective tax rate to 20% for the three and twelve months ended December 31, 2022 and 2021, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% to pre-tax non-GAAP adjustments for the three and twelve months ended December 31, 2022 and 2021, respectively. These effective tax rate adjustments are made because they provide a meaningful comparison of its performance between periods.
(9)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of its results of operations on a per share basis. See table below for further information.
Adjusted Common Shares Outstanding at December 31, 2022 and 2021
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2022		2021
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic common shares outstanding	240.8	244.3	246.7	247.3
Number of shares issuable upon vesting of granted Equity Awards	2.3	2.4	4.6	4.1
Adjusted common shares outstanding	243.1	246.7	251.3	251.4

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business, including unrealized gains/losses on metals derivative contracts, or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		2022
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income attributable to common stockholders		$56.1	$65.2	$53.2	$12.7	$187.2
Add (subtract):
Net income attributable to the non-controlling interests		0.3	0.2	0.1	0.2	0.8
Income from discontinued operations, net of tax		—	(1.8)	—	—	(1.8)
Income tax expense		20.0	23.9	16.5	25.4	85.8
Interest expense, net		14.1	13.2	12.3	11.6	51.2
Depreciation expense		10.6	10.3	10.6	10.1	41.6
Amortization expense		31.0	30.3	29.2	29.2	119.7
EBITDA		132.1	141.3	121.9	89.2	484.5
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	0.5	—	—	—	0.5
Restructuring expense	(2)	1.9	1.3	2.9	3.4	9.5
Acquisition and integration expense	(3)	2.9	1.1	2.2	4.4	10.6
Foreign exchange loss (gain) on internal debt	(4)	1.6	(0.9)	2.5	4.6	7.8
Adjustment of stock compensation previously not probable	(5)	1.3	—	—	—	1.3
Unrealized loss (gain) on metals derivative contracts	(6)	1.8	(6.1)	2.3	3.3	1.3
Other, net	(7)	2.7	3.7	1.7	3.0	11.1
Adjusted EBITDA		$144.8	$140.4	$133.5	$107.9	$526.6
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

		2021
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income attributable to common stockholders		$82.3	$81.1	$36.0	$3.9	$203.3
Add (subtract):
Net (loss) income attributable to the non-controlling interests		—	—	(0.1)	0.5	0.4
(Income) loss from discontinued operations, net of tax		—	(2.0)	—	1.7	(0.3)
Income tax expense (benefit)		31.1	(31.9)	17.3	31.8	48.3
Interest expense, net		12.9	12.9	13.8	14.6	54.2
Depreciation expense		9.4	9.7	9.6	11.0	39.7
Amortization expense		29.7	30.4	31.9	32.2	124.2
EBITDA		165.4	100.2	108.5	95.7	469.8
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	—	2.2	4.3	6.4	12.9
Restructuring expense	(2)	2.3	1.6	1.3	6.5	11.7
Acquisition and integration (income) expense	(3)	(2.7)	5.9	7.1	3.9	14.2
Foreign exchange (gain) loss on internal debt	(4)	(28.0)	4.6	0.6	6.2	(16.6)
Adjustment of stock compensation previously not probable	(5)	—	13.6	7.6	2.7	23.9
Unrealized (gain) loss on metals derivative contracts	(6)	(0.1)	(1.3)	(0.9)	2.2	(0.1)
Other, net	(7)	0.9	5.0	2.1	1.0	9.0
Adjusted EBITDA		$137.8	$131.8	$130.6	$124.6	$524.8
Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $18.7 million at December 31, 2022, less cash divided by adjusted EBITDA.

The following table presents the Company's net debt to adjusted EBITDA ratio of 3.1x on a trailing twelve month basis:

2022
(dollars in millions)	YTD
Net income attributable to common stockholders	$187.2
Add (subtract):
Net income attributable to the non-controlling interests	0.8
Income from discontinued operations, net of tax	(1.8)
Income tax expense	85.8
Interest expense, net	51.2
Depreciation expense	41.6
Amortization expense	119.7
EBITDA	484.5
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	0.5
Restructuring expense	9.5
Acquisition and integration expense	10.6
Foreign exchange loss on internal debt	7.8
Adjustment of stock compensation previously not probable	1.3
Unrealized loss on metals derivative contracts	1.3
Other, net	11.1
Adjusted EBITDA	$526.6

Net debt	$1,648.4

Net debt to adjusted EBITDA ratio	3.1x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.
The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2022	2021	2022	2021
Cash flows from operating activities	$100.5	$121.3	$295.9	$326.0
Capital expenditures	(15.0)	(18.6)	(47.8)	(46.3)
Proceeds from disposal of property, plant and equipment	1.4	—	4.8	—
Free cash flows	$86.9	$102.7	$252.9	$279.7

Investor Relations Contact:	Media Contact:
Varun Gokarn Senior Director, Strategy and Finance Element Solutions Inc 1-203-952-0369	Liz Cohen Managing Director Kekst CNC 1-212-521-4845